Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170862

PROSPECTUS FOR

UP TO 980,117 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 980,117 shares of Western Liberty Bancorp’s (“WLBC,” the “Company,” “we,” “us,” or “our”) common stock, par value $0.0001 per share (“Common Stock”) by certain selling security holders.

•

630,117 shares of Common Stock issued in a private placement concurrent with our initial public offering or upon exercise of warrants (the “Private Warrants”) that were either (i) issued in a private placement concurrent with our initial public offering or (ii) exchanged for shares of Common Stock issued in a private placement in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to privately negotiated agreements (collectively, the “Private Shares”). The Private Warrants were automatically exercised into one thirty-second of one share of Common Stock on October 28, 2010, in connection with our acquisition (the “Acquisition”) of Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”), in accordance with the terms of that certain Second Amended and Restated Warrant Agreement, dated September 27, 2010, between WLBC and Continental Stock Transfer & Trust Company, as warrant agent (the “Amended Warrant Agreement”). No cash consideration was paid by the holders of Private Warrants in connection with such exercise.

•	150,000 shares of Common Stock issued by us to certain current and former members of our board of directors (the “Board”) in connection with the Acquisition (“Restricted Stock”).

•

200,000 shares of Common Stock underlying restricted stock units (“Restricted Stock Units”) granted by us to certain of our current and former directors, officers and consultants in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock on the earlier to occur of (i) a change of control of WLBC and (ii) October 28, 2013. No additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

This prospectus provides you with detailed information about WLBC, Service1st and other matters. You are encouraged to read carefully the entire document. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “WLBC.” The selling security holders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on Nasdaq or any other stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The prospectus is dated February 3, 2012.

SUMMARY

This summary highlights selected information about us and this prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire prospectus and the other documents referred to in this prospectus and incorporated by reference herein because the information in this section does not provide all the information that might be important to you with respect to purchasing our Common Stock. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Western Liberty Bancorp

We became a bank holding company on October 28, 2010 with consummation of the Acquisition. Service1st is our commercial bank subsidiary. We also formed a new subsidiary, Las Vegas Sunset Properties, in December 2011 to hold problem loans (including performing and nonperforming loans) and foreclosed real estate of Service1st. We currently conduct no business activities other than acting as the holding company of Service1st and Las Vegas Sunset Properties.

Service1st Bank of Nevada

Established on January 16, 2007, Service1st operates as a traditional community bank and provides a full range of deposit, lending and other banking services to locally owned businesses, professional firms, individuals and other customers from its headquarters and two retail banking facilities located in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate loans and other traditional commercial banking services. Most of Service1st’s business is generated in the Nevada market.

Our Common Stock trades on Nasdaq under the symbol WLBC.

The mailing address of our principal executive office is 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113, and our telephone number is (702) 966-7400.

The Offering

This prospectus relates to the resale of up to 980,117 shares of Common Stock by certain selling security holders, consisting of:

•	630,117 Private Shares;

•	150,000 shares of Restricted Stock; and

•

200,000 shares of Common Stock underlying the Restricted Stock Units. For a more information about the selling security holders, see the section entitled “Selling Security Holders.” For a description of the Common Stock, see the section entitled “Description of Securities — Common Stock.”

RISK FACTORS

Before you invest in our securities, in addition to the other information, documents or reports included or incorporated by reference in this prospectus, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our Annual Report on Form 10-K for the year ended December 31, 2010, in the section entitled “Risk Factors”, and incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus and the information incorporated by reference herein constitute forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “potential,” “intend” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, business strategy and means to implement the strategy, the amount and timing of capital expenditures, the likelihood of our success in building our business, financing plans, budgets, working capital needs and sources of liquidity. We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to predict accurately or over which we have no control.

Forward-looking statements, estimates and projections are based on management’s beliefs and assumptions, are not guarantees of performance and may prove to be inaccurate. Forward-looking statements also involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement and which may have a material adverse effect on our business, financial condition, results of operations and liquidity. A number of important factors could cause actual results or events to differ materially from those indicated by forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	revenues may be lower than expected;

•	deposit attrition, operating costs and customer loss may be greater than expected;

•	local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	our common shares outstanding and Common Stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	legislation affecting the financial services industry as a whole;

•	regulatory supervision and oversight, including required capital levels;

•	increasing price and product/service competition by competitors, including new entrants;

•	rapid technological developments and changes;

•	ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	ability to contain costs and expenses;

•	governmental and public policy changes;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	the outcome of any pending and future litigation and governmental proceedings;

•	continued availability of financing; and

•	financial resources in the amounts, at the times and on the terms required to support our future businesses.

Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Additional information on these and other factors that may cause actual results and our performance to differ materially is included in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our other periodic reports filed with the SEC and incorporated by reference herein.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SELLING SECURITY HOLDERS

Up to 980,117 shares of Common Stock will be registered for resale by the selling security holders under this prospectus, including (i) 630,117 Private Shares, (ii) 150,000 shares Restricted Stock and (iii) 200,000 shares of Common Stock underlying the Restricted Stock Units.

To the extent permitted by law, the selling security holders listed below may resell the aforementioned shares of Common Stock pursuant to this prospectus. We have registered the sale of such shares of Common Stock to permit the selling security holders and their respective permitted transferees or other successors-in-interest that receive any such shares of Common Stock from the selling security holders after the date of this prospectus to resell such shares of Common Stock.

The following table sets forth the unregistered Common Stock (including shares of Common Stock underlying the Restricted Stock Units) being offered pursuant to this prospectus by the selling security holders as of January 25, 2012. The selling security holders are not making any representation that any shares of Common Stock covered by this prospectus will be offered for sale. The selling security holders reserve the right to accept or reject, in whole or in part, any proposed sale of Common Stock. The following table assumes that all shares of Common Stock being registered pursuant to this prospectus will be sold.

None of the selling security holders are broker-dealers. Any selling security holder that is an affiliate of a broker-dealer acquired his, her or its shares being registered herein for resale in the ordinary course of business and at the time of such acquisition, such security holder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Common Stock. Unless otherwise indicated below, to our knowledge, all persons named in the table have or will have sole voting and/or investment power with respect to the Common Stock (including the Common Stock underlying the Restricted Stock Units) described in the table below. The inclusion of any Common Stock underlying Restricted Stock Units in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Security Holder	Number of Common Shares Beneficially Owned Prior to Offering(1)	Number of Common Shares Offered(2)	Number of Common Shares Beneficially Owned After Offering(3)	% Beneficially Owned After Offering
Laura Conover-Ferchak(4)	15,000	15,000	—	—
Robert Foresman(5)	25,000	25,000	—	—
Gabelli Group Capital Partners, Inc.(6)	7,173	7,173	—	—
Cari and David Grodner	7,886	7,886	—	—
Cari Grodner	47	47	—	—
Cari Lehman	7,446	7,446	—	—

Name of Selling Security Holder	Number of Common Shares Beneficially Owned Prior to Offering(1)	Number of Common Shares Offered(2)	Number of Common Shares Beneficially Owned After Offering(3)	% Beneficially Owned After Offering
Carl H. Hahn(5)	25,000	25,000	—	—
Jonathan Hamel	5,000	5,000	—	—
Samir Jain	10,000	10,000	—	—
Philip Marineau(5)	25,000	25,000	—	—
Andrew Nelson(7)	50,165	50,165	—	—
Christa Short	25,000	25,000	—	—
Steven Westly(5)	25,000	25,000	—	—
Jason N. Ader(8)	450,372	450,372	—	—
Atlas Master Fund, Ltd.(9)	20,012	20,012	—	—
Tim Collins	312	312	—	—
Doha Partners I, LP(8)	306,960	306,960	—	—
HC Institutional Partners LP(8)	652	652	—	—
HC Overseas Partners Ltd.(8)	18,215	18,215	—	—
HC Turbo Fund Ltd.(8)	4,596	4,596	—	—
MZ Capital LLC(10)	950	950	—	—
Pictet & Cie(11)	326	326	—	—
Unidentified Shareholders(12)	500	500	—	—
Michael Frankel(13)	50,000	50,000	—	—
Richard Coles(13)	50,195	50,195	—	—
Mark Schulhof(13)	50,000	50,000	—	—
Daniel B. Silvers(14)	100,000	100,000	—	—
Michael Tew(15)	20,000	20,000	—	—
Sophia Adeline Ader 2005 Trust(8)	50	50	—	—
HF Investments, LP(16)	200	200	—	—
Ezra Sultan	261	261	—	—
Jack Richard Ader Trust(8)	36	36	—	—
Daniel M. Groff & Lesley K. Groff	33	33	—	—
Pamela Ader	2,141	2,141	—	—
Sasson 2006 GRAT(17)	964	964	—	—
Steven Starker	217	217	—	—
Julie Ader(8)	94	94	—	—
Sylvia and Robert Kirschner	42	42	—	—
MNF Partners, L.P.(16)	447	447	—	—
Harold Reiff	61	61	—	—

Name of Selling Security Holder	Number of Common Shares Beneficially Owned Prior to Offering(1)	Number of Common Shares Offered(2)	Number of Common Shares Beneficially Owned After Offering(3)	% Beneficially Owned After Offering
Amber Williams as Trustee under Indenture of Michael Coles dated September 26, 1997(18)	160	160	—	—
Laura Conover-Ferchak & William Ferchak	7	7	—	—
Marc Soloway & Rene Soloway	5	5	—	—
Chelsea Capital Corporation(19)	280	280	—	—
Herb S. & Rachelle Soloway Family Trust dated April 9, 1996(20)	36	36	—	—
Robert & Andrea Fortunoff	229	229	—	—
Jeffrey DeGreick	299	299	—	—
BABS REIFF Retirement Plan(21)	84	84	—	—
Craig Colby	336	336	—	—
HSBCSSL A/C HSBC France A/C LMH(22)	2,908	2,908	—	—
SSCSIL A/C HSBC Global Strategy Hedge Investments Limited(23)	412	412	—	—
SSCSIL A/C HSBC Wealth Accumulation Investments Limited(23)	163	163	—	—
SSCSIL A/C HSBC Republic US Advantage Investments Limited(23)	790	790	—	—

**	Less than 1%.

(1)	Represents shares of Common Stock currently held by such selling security holder, including Private Shares, shares of Restricted Stock or shares of Common Stock underlying Restricted Stock Units currently held by such selling security holder.

(2)	Unless otherwise noted, represents Private Shares.

(3)	This table assumes that each selling security holder will sell all of the shares of Common Stock being offered for sale by such selling security holder in this prospectus. Selling security holders are not required to sell their shares, and none of the selling security holders have indicated if and when they intend to sell their shares.

(4)

Represents 10,000 Private Shares and shares of Common Stock underlying 5,000 Restricted Stock Units granted to Ms. Conover-Ferchak on October 28, 2010, in consideration of her substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) October 28, 2013 (the “Settlement Date”), and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

(5)	Messrs. Hahn, Marineau, Westly and Foresman are each former members of the Board.

(6)	Mario J. Gabelli is the natural person who has or shares voting and dispositive powers over the securities owned by Gabelli Group Capital Partners, Inc.

(7)	Mr. Nelson is our former Chief Financial Officer and Assistant Secretary, and a former member of the Board. Represents 25,165 Private Shares, and shares of Common Stock underlying 25,000 Restricted Stock Units granted to Mr. Nelson on October 28, 2010, in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date, and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

(8)	Mr. Ader is our former Chairman and Chief Executive Officer, and a current member of the Board. On July 16, 2007, our former sponsor, Hayground Cove Asset Management LLC (“Hayground Cove”), of which Mr. Ader is the sole member, and the funds and accounts it manages, purchased 8,348,500 Private Shares. On July 29, 2009, we entered into a Private Shares Restructuring Agreement with Hayground Cove, pursuant to which 7,618,908 of the Private Shares were cancelled and exchanged for Private Warrants, resulting in 368,306 Private Shares (prior to conversion of any Private Warrants) and 16,118,908 Private Warrants.

On November 27, 2007, Hayground Cove purchased 7,500,000 Private Warrants from us. As part of an Amended Warrant Agreement entered into on September 27, 2010, all of our outstanding warrants, including the Private Warrants, were exercised into one thirty-second ( 1/32) of one share of Common Stock concurrently with the consummation of the Acquisition. Represents 69,764 shares held in Mr. Ader’s individual capacity, 330,428 shares of Common Stock held by Hayground Cove, through Doha Partners I, LP, HC Institutional Partners LP, HC Overseas Partners Ltd. and HC Turbo Fund Ltd. and 180 shares held for the account of his immediate family, each as set forth in this table. Hayground Cove is controlled by Jason N. Ader and he and his father are investors in Hayground Cove.

On May 16, 2011, Hayground Cove changed its name to Ader Investment Management. On May 16, 2011, HC Institutional Partners LP became Ader Long/Short Fund LP; Overseas Partners Ltd. became Ader Offshore Long/Short Fund Ltd; HC Turbo Fund Ltd. became Ader Offshore Levered Long/Short Fund Ltd.

Also represents shares of Common Stock underlying 50,000 Restricted Stock Units granted to Mr. Ader on October 28, 2010, in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the

Settlement Date, and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

(9)	Dmitry Balyasny is the natural person who has or shares voting and dispositive powers over the securities owned by Atlas Master Fund, Ltd.

(10)	Scott Zelnick and Patrick McBrien are the natural persons who have or share voting and dispositive powers over the securities owned by MZ Capital LLC.

(11)	Philippe Bertherat, Rémy Best, Renaud de Planta, Jacques de Saussure, Bertrand Demole, Jean-Francois Demole, Marc Pictet and Nicolas Pictet are the natural persons who have or share voting and dispositive powers over the securities owned by Pictet & Cie.

(12)	The Company was unable to identify the natural person or persons who have or share voting and dispositive powers over the securities owned by these shareholders. If the securities are to be registered in the future, the Company will identify the natural person or persons who have or share voting and dispositive powers over the securities in a post-effective amendment.

(13)	Mr. Frankel is the current Chairman of the Board. Mr. Coles is a current member of the Board. Mr. Schulhof is a former member of the Board. On October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC made a one-time grant of 50,000 shares of Restricted Stock to each of Mr. Frankel, Mr. Coles and Mr. Schulhof.

(14)	Mr. Silvers is our former President. Represents shares of Common Stock underlying 100,000 Restricted Stock Units granted to Mr. Silvers on October 28, 2010, in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date, and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

(15)	Represents shares of Common Stock underlying 20,000 Restricted Stock Units granted to Mr. Tew on October 28, 2010, in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date, and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

(16)	Peter Marks is the natural person who has or shares voting and dispositive powers over the securities owned HF Investments, LP, and MNF Partners, L.P.

(17)	Andrew Sasson is the natural person who has or shares voting and dispositive powers over the securities owned by Sasson 2006 GRAT.

(18)	Michael Coles is the natural person who has or shares voting and dispositive powers over the securities owned by Amber Williams as Trustee under Indenture of Michael Coles dated September 26, 1997.

(19)	Robert Fortunoff is the natural person who has or shares voting and dispositive powers over the securities owned by Chelsea Capital Corporation.

(20)	Herb S. Soloway and Rachelle Soloway are the natural persons who have or share voting and dispositive powers over the securities owned by Herb S. & Rachelle Soloway Family Trust dated April 9, 1996.

(21)	Babs Reiff and Hal Reiff are the natural persons who have or share voting and dispositive powers over the securities owned by BABS REIFF Retirement Plan.

(22)	Bernard Galdin and Anthony Baillin are the natural persons who have or share voting and dispositive powers over the securities owned by HSBCSSL A/C HSBC France A/C LMH.

(23)	Tim Gascoigne is the natural person who has or shares voting and dispositive powers over the securities owned by SSCSIL A/C HSBC Global Strategy Hedge Investments Limited, SSCSIL A/C HSBC Wealth Accumulation Investments Limited, and SSCSIL A/C HSBC Republic US Advantedge Investments Limited.

USE OF PROCEEDS

All of the shares of Common Stock covered by this prospectus are being sold by the selling security holders. See the section entitled “Selling Security Holders.” We will not receive any proceeds from these sales of shares of our common stock. The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax, or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on Nasdaq or any other stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling security holders may use any one or more of the following methods when selling shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such shares of Common Stock at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of Common Stock under Rule 144 under the Securities Act (“Rule 144”), if available, or in other transactions exempt from registration, rather than under this prospectus. The SEC has adopted amendments to Rule 144 which became effective on February 15, 2008, and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales must also comply with the manner of sale and notice provisions of Rule 144.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares of Common Stock, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders may pledge their shares of Common Stock to their broker-dealers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker-dealer may, from time to time, offer and sell the pledged shares of Common Stock. The selling security holders and any other persons participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Common Stock by, the selling security holders or any other person, which limitations may affect the marketability of the shares of Common Stock.

Upon our being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling security holder and of the participating broker-dealer(s), (ii) the number of shares of Common Stock involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling security holders also may transfer the shares of our Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling security holder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our Common Stock.

We are required to pay all fees and expenses incident to the registration of shares of Common Stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

General

The following is a summary of the material terms of our securities and is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Second Amended and Restated Certificate of Incorporation, filed with the Securities and Exchange Commission on our Current Report on Form 8-K on October 9, 2009.

Authorized and Outstanding Stock

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share. In our initial public offering 31,948,850 shares of Common Stock were issued. As of January 23, 2012, there were 13,466,535 outstanding shares of Common Stock. The Common Stock outstanding is duly authorized, validly issued, fully paid and non-assessable. There are no shares of preferred stock outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders generally. Holders of Common Stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except as may be provided in any certificate of designation in respect of our preferred stock or as otherwise provided by law, including with respect to certain amendments to our Second Amended and Restated Certificate of Incorporation that would require approval by the holders of our preferred stock, or one or more series thereof, that may become outstanding, voting separately as a class or series.

Holders of our Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. We have not paid any dividends on our Common Stock to date. The payment of dividends in the future will depend on our revenues and earnings, if any, capital requirements and general financial condition. It is the intention of our present board of directors to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future, except if we may increase the size of the offering pursuant to Rule 462(b) under the Securities Act. Further, our ability to declare dividends may be limited to restrictive covenants if we incur any indebtedness.

In the event of any voluntary or involuntary liquidation, dissolution or winding up and after payment or provision for payment of our debts and other liabilities, and subject to the rights of holders of shares of our preferred stock that may become outstanding, the holders of all outstanding shares of our Common Stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares of Common Stock held by each stockholder.

Holders of our Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of “blank check” preferred stock with such designations, rights, powers (including voting powers, full or limited) and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with voting powers and with dividend, liquidation, conversion or other rights which could dilute the voting power of the Common Stock or could result in a subordination of the rights of the holders of the Common Stock to the prior rights and preferences of the preferred stock, including with respect to dividends or upon a liquidation, dissolution or winding up. In addition, preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of WLBC. There are no shares of preferred stock outstanding and we do not currently intend to issue any shares of preferred stock. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Options

In connection with the Acquisition, we assumed the Stock Option Plan of Service1st, which we expect will be amended to provide that stock options granted thereunder may be exercised to purchase shares of our Common Stock (the “Stock Option Plan”). The holders of outstanding options to purchase Service1st’s common stock that were granted under the Stock Option Plan prior to the Acquisition now hold options of similar tenor to purchase shares of Common Stock at a purchase price of $21.01 per share. As a result of the foregoing, we may issue up to 246,947 shares of Common Stock upon the exercise of all outstanding options and an additional 229,023 shares of Common Stock are available for option grants under the Stock Option Plan. Generally, any outstanding unvested options will become vested and exercisable if the holder continuously provides service to Service1st or an affiliate, including WLBC following the Acquisition, through the applicable vesting date.

Our Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

LEGAL MATTERS

Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, has acted as counsel for WLBC. Grady & Associates, 20950 Center Ridge Road, Suite 100, Rocky River, Ohio, 44116, has acted as special regulatory counsel for WLBC.

EXPERTS

The financial statements of WLBC as of December 31, 2010 and 2009 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of WLBC for the year ended December 31, 2008 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of Hays & Company LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Service1st as of October 28, 2010 and for the period then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Service1st as of December 31, 2009 and for the years ended December 31, 2009, and 2008, incorporated in this prospectus by reference to WLBC’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of Grant Thornton LLP, independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by us with the SEC at the SEC Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information about us at the web site maintained by the SEC containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this prospectus.

If you would like additional copies of this prospectus or any of our reports and proxy statements filed with the SEC as required under the Exchange Act free of charge, you should contact our Chief Financial Officer via telephone or in writing:

Patricia A. Ochal

Western Liberty Bancorp

8363 W. Sunset Road, Suite 350

Las Vegas, Nevada 89113

(702) 966-7400

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings made pursuant to the Exchange Act after the date of this registration statement and prior to effectiveness of the registration statement and any other future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing disclosure furnished under Items 2.02, 7.01 or 8.01 of Form 8-K, unless otherwise indicated therein) until all the securities offered under this prospectus are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•

our Current Reports on Form 8-K filed with the SEC on February 18, 2011, March 16, 2011, June 28, 2011, August 23, 2011, October 3, 2011, November 10, 2011 (Item 8.01 only), December 1, 2011 and January 17, 2012; and

•

the description of our Common Stock contained in the Registration Statement on Form 8-A, initially filed on November 6, 2007, as amended on October 25, 2010, and any subsequent amendment thereto filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. In addition, copies of these filings are available from the SEC as described under “Where You Can Find More Information” above or on our website at www.wlbancorp.com. We have not incorporated by reference into this prospectus any other information on our website, and you should not consider it to be a part of this prospectus.

In addition, you may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Western Liberty Bancorp

8363 W. Sunset Road, Suite 350

Las Vegas, Nevada 89113

Attn: Patricia A. Ochal

Telephone requests may be directed to (702) 966-7400

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.